EXHIBIT 99.1

Hutchinson Technology Names Richard J. Penn President and Chief Executive Officer

Wayne Fortun Appointed Chairman of the Board; Jeffrey Green to Retire From Board

HUTCHINSON, Minn., Aug. 6, 2012 (GLOBE NEWSWIRE) -- The board of directors of Hutchinson Technology Incorporated (Nasdaq:HTCH) announced today that Richard J. Penn has been named president and chief executive officer and appointed to the board, effective October 1, 2012. Penn, 56, succeeds Wayne M. Fortun, who has been appointed chairman of the board, also effective October 1, 2012. Jeffrey W. Green, who co-founded Hutchinson Technology in 1965, is retiring from the board and from his position as chairman, effective at the end of the company's current fiscal year, September 30, 2012.

"In accordance with the succession plan that was developed with and endorsed by our board of directors, we're pleased to announce Rick's appointment to president and chief executive officer," said Fortun. "With over 30 years of experience, Rick is a highly skilled executive with in-depth knowledge of our business and a keen understanding of the disk drive industry.  He has been an integral member of our executive team, and I am confident his strategic insight, leadership skills and broad experience will enable him to lead the company as we ramp new programs, grow our market share and achieve our goals for profitability."

Penn, who will report directly to the board, currently serves as senior vice president of the company and president of its Disk Drive Components Division.  He joined Hutchinson Technology in 1981 and has held a variety of management positions at the company, including vice president of sales and marketing, vice president of operations, and president of the company's BioMeasurement Division. Penn holds a bachelor's degree in marketing and a master's degree in business administration, both from the University of Minnesota.

On behalf of the board, Fortun also acknowledged Jeff Green's enduring contributions to the company Green co-founded nearly 50 years ago. "Jeff's imprint is especially evident in our company's values, our culture and the way we approach our work," said Fortun.  "Thanks to his influence, we have always been an organization that focuses on facts, values problem-solving innovation, treats colleagues, customers and suppliers with respect and never stops learning and improving.  We are very grateful for his leadership, determination and the judgment he consistently demonstrated on the company's behalf."

"We welcome Rick as a member of the board and look forward to Wayne's continuing contributions in his role as chairman of the board," said Russ Huffer, lead director and chairman of the governance and nominating committee.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

CONTACT: INVESTOR CONTACT:
         Chuck Ives
         Hutchinson Technology Inc.
         320-587-1605

         MEDIA CONTACT:
         Connie Pautz
         Hutchinson Technology Inc.
         320-587-1823